Exhibit 99.2

FOR IMMEDIATE RELEASE

January 26, 2015

ART’S WAY MANUFACTURING ANNOUNCES CASH DIVIDEND ON THE COMPANY’S COMMON STOCK

ARMSTRONG, IOWA, January 26, 2015 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a diversified, international manufacturer and distributor of equipment serving agricultural, research, steel cutting and water treatment needs, announces the Board of Directors of the Company approved a cash dividend on the Company’s common stock. The dividend of $0.05 per share is payable on March 2, 2015 to shareholders of record on February 12, 2015.

J. Ward McConnell Jr., Chairman of the Board of Directors said, “Our Board of Directors has decided to review our dividends on a semi-annual basis due to the challenging beginning of our 2014 fiscal year. We had a strong second half of fiscal 2014, and we are very pleased to continue our legacy of dividend payouts to our shareholders at this time. We believe the Company is well positioned for a successful 2015 and will again review our dividend position in the third fiscal quarter of this year. We would like to thank our loyal shareholders for their continued support.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, modular animal confinement buildings and laboratories and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has four reporting segments: agricultural products; pressurized tanks and vessels; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Majeski, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

-END-